Exhibit 99.1

For Release January 30, 2013 4:01 pm	Contact: Dave Mossberg Three Part Advisors, LLC Tel: 817-310-0051

MICROFINANCIAL INCORPORATED ANNOUNCES

FOURTH QUARTER AND YEAR END 2012 RESULTS

Burlington, MA – January 30, 2013 — MicroFinancial Incorporated (Nasdaq:MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the fourth quarter and the year ended December 31, 2012.

2012 Full Year Highlights Include:

•	Increased net income to $9.4 million or $0.64 per diluted share as compared to $9.0 million in 2011;

•	Increased total revenues by 8.5% to $59.3 million as compared to $54.7 million in 2011;

•	Increased total cash received from customers by 14.6% or $15.5 million as compared to 2011 bringing total cash received to $121.8 million representing $8.29 per diluted share;

•	Achieved an after tax return on average assets of 5.8% and an after tax return on average equity of 11.8%;

•	Increased originations by 17.3% or $13.5 million from $78.2 million in 2011 to $91.7 million in 2012;

•	Increased the revolving credit facility from $100 million to $150 million and extended the term of the facility through December of 2016 under more favorable pricing terms; and

•	Increased the dividend payout to $0.24 per share in 2012 versus $0.21 per share in 2011.

Fourth Quarter 2012 Results:

Net income for the fourth quarter of 2012 remained flat at $2.4 million or $0.16 per diluted share based upon 14,731,946 shares for the fourth quarter of 2012 and 14,547,820 shares for the same period last year.

Revenue in the fourth quarter of 2012 increased by 8.9% to $15.3 million compared to $14.1 million in the fourth quarter of 2011 due primarily to increases in leasing revenues associated with new lease originations and rental revenue. Revenue from leases was $10.3 million, an increase of $0.8 million from the same period last year and rental income was $2.6 million, an increase of $0.3 million from the quarter ended December 31, 2011. Other revenue components contributed $2.5 million for the current quarter, an increase of $0.2 million from the same period last year.

Total operating expenses for the current quarter increased 13.2% to $11.6 million from $10.3 million in the fourth quarter of 2011. Operating expenses included an increase of $0.6 million in selling, general and administrative expenses, primarily related to additional personnel expenses and an increase in bank service charges associated with the larger number of accounts in the portfolio. The provision for credit losses increased by $0.5 million as compared to the same period last year bringing the quarterly provision to $5.2 million. This increase was due in part to growth in the lease portfolio over the prior year. Fourth quarter net charge-offs decreased to $4.5 million from $4.7 million in the comparable period of 2011. Depreciation and amortization expense increased $0.3 million to $1.2 million primarily due to the increase in the number of lease contracts maturing and converting to rentals. Interest expense remained relatively flat at $0.6 million for the quarter due to lower interest costs offset by greater amounts outstanding on the Company’s revolving line of credit.

Cash received from customers in the fourth quarter increased 20.0% to $32.3 million compared to $26.9 million during the same period in 2011. New originations increased 6.2% to $22.8 million during the fourth quarter of 2012, compared to $21.5 million in the fourth quarter 2011.

Full Year 2012 Results:

For the year ended December 31, 2012, net income increased 4.0% to $9.4 million versus net income of $9.0 million for the prior year. Net income per diluted share for the year was $0.64 based on 14,689,531 shares versus $0.62 based on 14,525,566 shares for 2011.

Revenues for the year ended December 31, 2012 increased 8.5% to $59.3 million compared to $54.7 million during 2011. Revenue from leases was $40.0 million, an increase of $3.0 million from the previous year and rental income was $9.7 million, an increase of $1.2 million from 2011. Other revenue components contributed $9.6 million, an increase of $0.5 million from the previous year. New contract originations for the year ended December 31, 2012 increased 17.3% to $91.7 million as compared to $78.2 million in the prior year.

Total operating expenses for the year ended December 31, 2012 increased 9.7% to $44.0 million versus $40.1 million for 2011. Included in these operating expenses were increases of $1.6 million in selling, general and administrative expenses which increased to $17.5 million primarily related to increases in personnel related costs, postage expenses and marketing costs. The provision for credit losses increased $1.2 million to $19.5 million compared to the prior year. Net charge-offs increased slightly to $18.6 million as compared to $18.2 million for 2011. Recoveries increased slightly to $5.2 million during 2012 as compared to $5.0 million in 2011. Depreciation and amortization expense increased $1.1 million to $4.4 million due primarily to an increase in the number of lease contracts reaching maturity and converting to rentals. Interest expense remained relatively flat at approximately $2.6 million for the year as compared to 2011 due to lower interest costs on the revolving line of credit which were offset by higher outstanding debt balances.

Headcount at December 31, 2012 was 152, which increased from 135 at the end of 2011. Cash received from customers was $121.8 million during 2012 as compared to $106.3 million for the prior year.

Richard Latour, President and Chief Executive Officer said, “We are very pleased with our operating results for 2012. We successfully executed on several strategic initiatives designed to expand our market footprint and increase our lease originations. The investment in sales and marketing initiatives resulted in an 18% growth in dollars of applications and a 17% increase in year over year originations. In addition, we increased net income and cash receipts to $9.4 million and $121.8 million, respectively. We were able to reward our shareholders with an increase in the dividend payout rate to $0.24 per share for 2012 as compared to $0.21 in 2011. Lastly, we were able to increase our revolving line of credit facility from $100 million to $150 million with more favorable terms and extended the maturity date to December of 2016.”

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2012 (Unaudited)	December 31, 2011
ASSETS
Cash and cash equivalents	$3,557	$2,452
Restricted cash	1,213	382
Net investment in leases:
Receivables due in installments	213,466	200,499
Estimated residual value	24,176	23,287
Initial direct costs	1,751	1,476
Less:
Advance lease payments and deposits	(3,278)	(3,530)
Unearned income	(62,244)	(59,946)
Allowance for credit losses	(14,038)	(13,180)

Net investment in leases	159,833	148,606
Investment in service contracts, net	797	—
Investment in rental contracts, net	1,037	898
Property and equipment, net	1,534	1,911
Other assets	1,658	1,093

Total assets	$169,629	$155,342

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31, 2012 (Unaudited)	December 31, 2011
Revolving line of credit	$70,380	$62,740
Capital lease obligation	—	1
Accounts payable	3,220	2,546
Dividends payable	40	19
Other liabilities	2,545	2,220
Income taxes payable	653	760
Deferred income taxes	10,399	11,333

Total liabilities	87,237	79,619

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2012 and December 31, 2011	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,470,219 and 14,257,324 shares issued at December 31, 2012 and December 31, 2011, respectively	145	143
Additional paid-in capital	47,500	46,727
Retained earnings	34,747	28,853

Total stockholders’ equity	82,392	75,723

Total liabilities and stockholders’ equity	$169,629	$155,342

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Income on financing leases	$10,293	$9,489	$40,008	$37,032
Rental income	2,556	2,303	9,737	8,574
Income on service contracts	123	90	388	398
Loss and damage waiver fees	1,407	1,267	5,385	4,929
Service fees and other	961	942	3,798	3,740

Total revenues	15,340	14,091	59,316	54,673

Expenses:
Selling, general and administrative	4,619	3,983	17,466	15,873
Provision for credit losses	5,199	4,730	19,490	18,250
Depreciation and amortization	1,199	933	4,355	3,270
Interest	604	618	2,639	2,661

Total expenses	11,621	10,264	43,950	40,054

Income before provision for income taxes	3,719	3,827	15,366	14,619
Provision for income taxes	1,327	1,473	6,015	5,628

Net income	$2,392	$2,354	$9,351	$8,991

Net income per common share:
Basic	$0.17	$0.17	$0.65	$0.63

Diluted	$0.16	$0.16	$0.64	$0.62

Weighted-average shares:
Basic	14,393,074	14,257,324	14,321,815	14,247,413

Diluted	14,731,946	14,547,820	14,689,531	14,525,566

About The Company

MicroFinancial Inc. (Nasdaq:MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Burlington, Massachusetts.

Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.